EXHIBIT 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of April 2, 2003 (the “Effective Date”), by and between Prakash Kondepudi (“Employee”) and InfoSpace, Inc. (the “Company”).

In consideration of the mutual covenants herein contained, the employment of Employee by the Company, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Certain Definitions.

(a) “Cause”. For these purposes, “Cause” means (i) any act of criminal or fraudulent misconduct taken by Employee in connection with Employee’s responsibilities as an employee of the Company which is intended to result in Employee’s personal enrichment, (ii) Employee’s conviction of a felony, (iii) breach of a fiduciary duty owed by Employee to the Company or its stockholders, or (iv) continued material violations by Employee of Employee’s employment obligations to the Company after Employee has been given adequate written notice of such noncompliance and Employee has had a minimum of sixty (60) days to cure such noncompliance.

(b) “Change of Control”. For purposes of this Agreement, a “Change of Control” is defined as the occurrence of any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) Any merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company;

(iii) Any sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all the Company’s assets; or

(iv) A change in the composition of the Company’s Board of Directors (the “Board”) occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. An “Incumbent Director” is defined as a director who either (A) is a director of the Company as of the Effective Date, or (B) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination. For purposes of the preceding, individuals who are elected pursuant to clause (B) also shall be considered Incumbent Directors.

(c) “Disability”. For purposes of this Agreement, “Disability” is defined as Employee’s inability to perform his employment duties to the Company hereunder for 180 days (in the aggregate) in any one-year period as determined by an independent physician selected by the Company.

(d) “Good Reason”. For purposes of this Agreement, “Good Reason” is defined as the occurrence of any of the following without Employee’s express prior written consent: (i) a significant change of or to Employee’s duties, position, responsibilities, title or reporting relationship (other than pursuant to a promotion); (ii) a substantial reduction, unless such reduction is nondiscriminatory as to Employee, of the facilities and perquisites available to Employee; (iii) a reduction by the Company of Employee’s base salary or a reduction or other material change to Employee’s incentive bonus inconsistent with the provisions of Section 5(b) below; (iv) a material reduction by the Company in the kind or level of employee benefits to which Employee is entitled; (v) the relocation of Employee to a facility or a business location more than twenty-five (25) miles from the location of the Company’s headquarters as of the Effective Date; (vi) any purported termination of Employee other than for Cause; (vii) a material breach of this Agreement by the Company; or (viii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors.

(e) “Release”. For purposes of this Agreement, “Release” is defined as a release of claims in a form substantially equivalent to that traditionally used by the Company in the ordinary course in connection with separating employees; provided, however, that notwithstanding the foregoing, such Release is not intended to and will not waive Employee’s rights: (i) to indemnification pursuant to any applicable provision of the Company’s Bylaws or Certificate of Incorporation, as amended, pursuant to any written indemnification agreement between Employee and the Company, or pursuant to applicable law; (ii) to vested benefits or payments specifically to be provided to Employee under this Agreement or any Company employee benefit plans or policies; (iii) respecting any claims which Employee may have solely by virtue of Employee’s status as a shareholder of the Company; or (iv) respecting any claims by Employee for defamation, libel or slander.

2. Duties and Scope of Employment. The Company shall employ Employee in the position of Executive Vice President, Merchant. Employee will render such business and professional services in the performance of Employee’s duties, consistent with Employee’s position within the Company, as shall reasonably be assigned to Employee at any time and from time to time by the Company’s Chief Executive Officer or the Board of Directors.

3. Obligations. While employed hereunder, Employee will perform his/her duties faithfully and to the best of Employee’s ability. Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Chief Executive Officer; provided, however, that notwithstanding anything to the contrary in the Company’s standard form of Employee Non-Disclosure, Invention Release and Non-Competition Agreement attached hereto as Exhibit A, Employee may engage in non-competitive business or charitable activities so long as such activities do not materially interfere with Employee’s responsibilities to the Company.

4. At-Will Employment. Subject to the terms and conditions hereof including without limitation Sections 6 and 7, the Company and the Employee acknowledge that the Employee’s employment is and shall continue to be terminable at-will, either party able to terminate the employment relationship with or without Cause.

5. Compensation and Benefits.

(a) Base Compensation. The Company shall pay Employee as compensation for Employee’s services hereunder an annual base salary of $200,000.00. Such salary shall be subject to applicable tax withholding and shall be paid periodically in accordance with normal Company payroll practices. The base salary shall be subject to annual review by the CEO and the Compensation Committee of the Board but in no event shall be less than $200,000.00.

(b) Incentive Bonus. In addition to the base salary, Employee may receive a performance bonus during each year of employment with the Company under this Agreement equal to an amount to be determined by the CEO and the Compensation Committee of the Board. The amount of such annual performance bonus shall not be less than 50% of Employee’s then current base salary for the applicable fiscal year. Such performance bonus, if any, shall be based upon performance objectives to be mutually determined by the CEO and Employee.

(c) Benefits. Employee shall be eligible to participate in the employee benefit plans which are available or which become available to other employees of the Company, with the adoption or maintenance of such plans to be in the discretion of the Company, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program. Such benefits shall include participation in the Company’s group medical, life, disability, and retirement plans, and any supplemental plans available to senior executives of the Company from time to time. The Company reserves the right to change or terminate its employee benefit plans and programs at any time.

(d) Expenses. The Company will reimburse Employee for reasonable business expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6. Termination of Employment.

(a) Termination by Company for Cause; Voluntary Termination. In the event Employee’s employment with the Company is terminated for Cause by the Company or voluntarily by Employee (other than for Good Reason) (i) the Company shall pay Employee any unpaid base salary due for periods prior to the date of termination of employment (“Termination Date”); (ii) the Company shall pay Employee all of Employee’s accrued and unused “paid time off” (“PTO”), if any, through the Termination Date; and (iii) following submission of proper expense reports by Employee, the Company shall reimburse Employee for all expenses reasonably and necessarily incurred by Employee in connection with the business of the Company through the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by applicable law. Employee shall retain all stock options that are vested as of the Termination Date and such stock options may be exercised in accordance with the provisions of the applicable stock option plan(s) and the respective stock option agreement(s).

(b) Termination by Company without Cause. The Company may terminate Employee’s employment without Cause upon thirty (30) days written notice to Employee. If Employee’s employment with the Company is terminated by the Company without Cause, and Employee signs and does not revoke a Release, then Employee shall be entitled to the following:

(i) a one-time “lump sum” payment of severance pay (less applicable withholding taxes) in an amount equal to Employee’s annual base salary, as then in effect, to be paid in accordance with the Company’s normal payroll policies no later than the Company’s first regular payroll date following the Termination Date;

(ii) a one-time “lump sum” payment of severance pay (less applicable withholding taxes) in an amount equal to 100% of Employee’s annual bonus rate, as then in effect, to be paid in accordance with the Company’s normal payroll policies no later than the Company’s first regular payroll date following the Termination Date; and

(iii) the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the Employee on the day immediately preceding the Termination Date; provided, however, that (A) the Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (B) Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company shall continue to provide Employee with Company-paid health coverage until the earlier of (y) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA, or (z) twelve (12) months from the Termination Date.

(iv) Fifty percent (50%) of the Employee’s then unvested stock options shall immediately vest and become exercisable and Employee shall have twelve (12) months following the Termination Date to exercise such vested shares; provided, however, that in the event of a conflict between the terms and conditions of any such stock option agreement and this Agreement, the terms and conditions of this Agreement shall prevail unless the conflicting provision(s) in any such stock option agreement shall be more favorable to Employee in which case the provision(s) more favorable to Employee shall govern; provided further, however, that notwithstanding the foregoing in no event shall the extended twelve (12) month exercise period specified in this Section 6(b)(iv) modify or extend the Expiration Date of any stock option as set forth in such stock option agreement.

(c) Termination by Employee for Good Reason. If Employee terminates employment with the Company for Good Reason within 90 days of a Good Reason event, or within twelve (12) months if the Good Reason event is a Change of Control, and Employee signs and does not revoke a Release, then Employee shall be entitled to the same benefits as set forth in Sections 6(b)(i) through 6(b)(iv) above.

(d) Death. In the event of Employee’s death while employed hereunder, Employee’s beneficiary (or such other person(s) specified by will or the laws of descent and distribution) will receive (i) continuing payments of severance pay (less applicable withholding taxes) at a rate equal to Employee’s base salary for a period of ninety (90) days from Employee’s death, to be paid periodically in accordance with the Company’s normal payroll policies, (ii) Company-paid COBRA benefits as specified in Section 6(b)(iii) above for ninety (90) days from Employee’s death, and (iii) have the right to exercise Employee’s stock options which are vested as of the date of Employee’s death for one (1) year following Employee’s death.

(e) Disability. In the event of Employee’s termination of employment with the Company due to Disability, Employee shall be entitled to continuing payments of base salary (less applicable withholding taxes) until Employee is eligible for long-term disability payments under the Company’s group disability policy; provided, however, that in no event shall such period of continued base salary exceed 180 days following termination.

7. Change of Control Benefits. If Employee (i) is terminated other than for Cause by the Company within ninety (90) days prior to a Change of Control or as a result of or in connection with a Change of Control or (ii) is terminated other than for Cause by the Company (or its successor corporation) or resigns for Good Reason within twelve (12) months following a Change of Control, and provided that Employee signs and does not revoke a Release, then Employee shall be entitled to the same benefits as set forth in Sections 6(b)(i) through 6(b)(iv) above.

Notwithstanding the foregoing, in the event that the benefits provided for in this Section 7 (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits otherwise payable under this Section 7 shall be reduced by the minimum extent necessary such that no portion of such benefits would be subject to the Excise Tax. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 7 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.

8. No Impediment to Agreement. Employee hereby represents to the Company that Employee is not, as of the date hereof, and will not be during Employee’s employment with the Company, employed under contract, oral or written, by any other person, firm or entity, and is not and will not be bound by the provisions of any restrictive covenant or confidentiality agreement which would constitute an impediment to, or restriction upon, Employee’s ability to enter this Agreement and to perform the duties of Employee’s employment.

9. Confidentiality, Non-Competition and Non-Solicitation. Employee agrees, as a condition to Employee’s employment with the Company, to execute the Company’s standard form of Employee Non-Disclosure, Invention Release and Non-Competition Agreement attached hereto as Exhibit A.

10. Arbitration. Employee agrees, as a condition to Employee’s employment with the Company, to execute the Company’s standard form Arbitration Agreement, as amended, attached hereto as Exhibit B.

11. Successors; Personal Services. The services and duties to be performed by the Employee hereunder are personal and may not be assigned or delegated. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Employee and Employee’s heirs and representatives.

12. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to Employee at the home address, which Employee most recently communicated to the Company in writing, with a copy to Employee’s counsel as designated by Employee whose address is provided below. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

13. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Entire Agreement. This Agreement (including exhibits) shall supersede and replace all prior agreements or understandings relating to the subject matter hereof, and no agreements, representations or understandings (whether oral or written or whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the relevant matter hereof.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws of the State of Washington without reference to any choice of law rules.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, in respect of bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

(f) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(g) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of all applicable income, health insurance and employment taxes.

(h) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate (as defined under the Securities Exchange Act of 1934), and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	INFOSPACE, INC.

/s/ James F. Voelker
By: James F. Voelker President and Chief Executive Officer

EMPLOYEE:	/s/ Prakash Kondepudi
Prakash Kondepudi